Exhibit 99.1

SUMMARY OF 2005 TIBCO EXECUTIVE INCENTIVE COMPENSATION PLAN

The 2005 Executive Incentive Compensation Plan (the “EICP”) of TIBCO Software Inc. (the “Company”) rewards achievement at specified levels of financial and individual performance.

Under the terms of the EICP, each of the Company’s Section 16 Officers has an assigned target bonus level, expressed as a percent of annual base salary. The target bonus levels are competitive with target bonuses for similar positions reported in independent, third-party published surveys used by the Company’s Compensation Committee. Actual bonuses paid will be based upon both the Company’s financial performance and each participant’s individual performance. Bonuses paid pursuant to the EICP are based on three independent components:

•	Revenue of the Company. The first component is based on the growth of the Company’s gross revenues in fiscal year 2005.

•	Profitability of the Company. The second component is based on the Company’s Operating Profits Before Tax (OPBT) attained in fiscal year 2005.

•	Individual Performance. The third component enables the Committee to award an annual bonus based on discretionary factors such as each participant’s performance and contribution to the Company during the fiscal year.

The Committee’s approval of the terms of the EICP shall not be deemed to create an enforceable agreement between the Company and any participant, and the Committee retains discretion to reduce or refuse to authorize any awards under the EICP despite attainment of any specific objectives. No rights to any awards shall be deemed to exist unless and until the Committee authorizes payment of any awards under the EICP following the completion of any fiscal year measurement periods.

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